UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 15, 2007

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Extension of the 2005 Stock Incentive Plan

At the Annual Meeting of Shareholders of Cisco Systems, Inc. (the “Company”) held on November 15, 2007, the Company’s shareholders approved the amendment and extension of the 2005 Stock Incentive Plan (the “SIP”). The amendment and extension of the SIP was approved by the Company’s Board of Directors on September 13, 2007, subject to the approval of the Company’s shareholders, and became effective with such shareholder approval on November 15, 2007.

As a result of such shareholder approval, the SIP was materially amended and modified as follows:

• The term of the SIP was extended by five years until the Company’s 2012 Annual Meeting of Shareholders.

• An additional 209 million shares of the Company’s common stock were reserved for issuance under the SIP, increasing the total number of shares that are subject to outstanding awards, have been previously issued or are reserved for future issuance thereunder to 559 million.

• The SIP now provides that for the purpose of computing shares remaining eligible for issuance under the SIP, each one share issued as a stock grant (or pursuant to the vesting of a stock unit) will count as the issuance of 2.5 shares reserved under the SIP, and the number of shares that may be awarded as stock grants or stock units is no longer limited to 35 million in aggregate.

• The SIP now provides that shares underlying awards outstanding under the Cisco Systems, Inc. 1996 Stock Incentive Plan, the SA Acquisition Long-Term Incentive Plan and the WebEx Acquisition Long-Term Incentive Plan that are forfeited will be available for grant under the SIP.

• The SIP now provides that non-employee directors may elect to receive, in lieu of their annual cash retainer, a stock unit in addition to the existing right to elect to receive a stock grant.

A more complete description of the terms of the SIP and the material amendments and modifications thereto can be found in “Proposal No. 2—Approval of the Amendment and Extension of the 2005 Stock Incentive Plan” (pages 16 through 26) in the Company’s definitive proxy statement dated September 21, 2007, and filed with the Securities and Exchange Commission on September 26, 2007, which description is incorporated by reference herein. The foregoing descriptions and the description incorporated by reference from the Company’s definitive proxy statement are qualified in their entirety by reference to the SIP, a copy of which is filed as Exhibit 10.1 to this report.

Executive Incentive Plan

At the Annual Meeting of Shareholders of the Company held on November 15, 2007, the Company’s shareholders approved the Executive Incentive Plan (“EIP”). The EIP was adopted by the Company’s Board of Directors on September 13, 2007, subject to shareholder approval with respect to current and future covered employees under Section 162(m) of the Internal Revenue Code of 1986, as amended (“covered employees”), and executive officers within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (“executive officers”). The EIP became effective with respect to covered employees and executive officers, including each of the Company’s named executive officers, with such shareholder approval on November 15, 2007.

The EIP is an incentive compensation plan which provides participants with cash bonus payments upon the satisfaction of pre-established performance goals and objectives for each performance period of up to 36 months. Individuals eligible for EIP awards are officers and key employees of Cisco (as determined by the Compensation and Management Development Committee (the “Compensation Committee”)), which include Cisco’s covered employees and executive officers. Bonus payments are based on an individual bonus target for the performance period set by the Compensation Committee in writing and are directly related to the satisfaction of the applicable performance goal(s) set by the Compensation Committee for such performance period. A performance goal is an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales, (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings and/or (xxxi) customer satisfaction, each with respect the Company and/or one or more of its affiliates or operating units. The maximum amount that may be paid under the EIP to any one participant during any performance period is $10,000,000.

A more complete description of the terms of the EIP can be found in “Proposal No. 3—Approval of the Executive Incentive Plan” (pages 27 through 30) in the Company’s definitive proxy statement dated September 21, 2007, and filed with the Securities and Exchange Commission on September 26, 2007, which description is incorporated by reference herein. The foregoing description of the EIP and the description incorporated by reference from the Company’s definitive proxy statement are qualified in their entirety by reference to the EIP, a copy of which is filed as Exhibit 10.2 to this report.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
10.1	Cisco Systems, Inc. 2005 Stock Incentive Plan (including related form agreements).

10.2	Cisco Systems, Inc. Executive Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: November 19, 2007	By:	/s/ Dennis Powell
	Name:	Dennis Powell
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Cisco Systems, Inc. 2005 Stock Incentive Plan (including related form agreements).

10.2	Cisco Systems, Inc. Executive Incentive Plan.